Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-34451, No. 33-53010, No. 33-65061, No. 333-06503, No. 333-06505, No. 333-06507, No. 333-06511, No. 333-90323, No. 333-31294, No. 333-55068, No. 333-61822, No. 333-62604, No. 333-74890, No. 333-96663, No. 333-104532, No. 333-104533, No. 333-105059, and No. 333-107778) and the Registration Statements (Forms S-3 No. 333-33708, No. 333-36556, No. 333-83934, No. 333-100337, No. 333-100399, No. 333-100400, No. 333-101041, No. 333-105060, No. 333-107191, No. 333-107776 and No. 333-107777) of our report dated February 7, 2003 (except Note 13, as to which the date is March 5, 2003), with respect to the consolidated financial statements of Elron Software, Inc. included in Amendment No. 1 to Form 8-K dated September 4, 2003 of Zix Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 28, 2003